Exhibit 5.1

Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101-3099	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

May 6, 2025

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, California

Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to RadNet, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), for the registration of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) to be issued by the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 15, 2025, by and among the Company, Trio Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and iCAD, Inc., a Delaware corporation ( “iCAD”).

In our capacity as counsel to the Company, we have examined the Registration Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (i) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (ii) information provided in a certificate of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

For purposes of the opinions expressed below, we also assume that: (i) the Registration Statement, and any amendments thereto shall have become and be effective pursuant to timely filings under the Securities Act, (ii) the stockholders of iCAD will have adopted the Merger Agreement, (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated, and (iv) that all applicable corporate proceedings authorizing the issuance of the Shares remain in full force and effect at the time such shares are issued in accordance with the Merger Agreement.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP